Exhibit 99.1

                                                   Contact: Gilbert L. Danielson
                                                   Executive Vice President
                                                   Chief Financial Officer

                            AARON RENTS, INC. REPORTS
                     FOURTH QUARTER AND FISCAL YEAR RESULTS;
                   REVENUES UP 22% FOR QUARTER; 19% FOR YEAR;
                          SAME STORE REVENUES UP 11.5%;
                  DILUTED EPS $.29 FOR QUARTER; $1.14 FOR YEAR

         ATLANTA, February 22, 2006 - Aaron Rents, Inc. (NYSE: RNT), the nation's leader in sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the fourth quarter and fiscal year ended December 31, 2005.

         For the fourth quarter of 2005, revenues increased 22% to $296.2 million compared to $242.1 million for the fourth quarter of 2004. Net earnings for the fourth quarter increased to $14.6 million versus $13.8 million last year. Diluted earnings per share for the fourth quarter were $.29 compared to $.27 per share a year ago.

         For the year, revenues increased 19% to $1.1 billion compared to $946.5 million for 2004. Net earnings for the year increased to $58.0 million versus $52.6 million last year. Diluted earnings per share were $1.14 for 2005 compared to $1.04 in 2004.

          "We are pleased with our fourth quarter results and believe we are on track to continue our rapid expansion in the 2006 year," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our intermediate term goal is to have 2,000 stores open, a combination of Company-operated and franchised stores, and feel we can achieve that in a few years. For the fourth quarter, the Aaron's Sales & Lease Ownership division increased its revenues to $265.5 million, a 24% increase over the $214.0 million in the fourth quarter of 2004. For the year, revenues were $1.0 billion, a 21% increase over the $831.1 million recorded last year.

         Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 11.5% during the fourth quarter of 2005 compared to the fourth quarter of 2004. Same store revenues for the twelve month period ended December 31, 2005 increased 8.3% compared to the same period a year ago.
The fourth quarter was the 16th consecutive quarter that the Company has experienced an over 5% quarterly same store revenue growth compared to the same quarter a year ago.

         The Aaron's Corporate Furnishings division, the Company's rent-to-rent operations, increased revenues 8% during the fourth quarter to $30.0 million compared to $27.8 million for the fourth quarter a year ago. Revenues for the year were $117.5 million, up 8% from $108.5 million a year earlier.

         Consolidated rentals and fees increased 23% for the fourth quarter and 22% for the year. In addition, franchise royalties and fees increased 9% in the fourth quarter and 17% for the year. Non-retail sales, which are primarily sales of rental merchandise to Aaron's Sales & Lease Ownership franchisees, increased 28% for the quarter compared to the fourth quarter last year and 15% for the year. The increases in the Company's franchise revenues and the shipments of non-retail sales are the result of an increase in revenues of the Company's franchisees, who collectively had revenues of $419.7 million for the year of 2005, a 17% increase from the comparable prior year period. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

         Included in the Company's other revenue in 2005 is a $565,000 gain and a corresponding $355,000 after-tax gain, previously reported, realized from the sale of shares of a competitor's common stock which had been purchased by the Company in various open market transactions. In addition, results for 2004 included $5.5 million in other revenue and a corresponding $3.4 million after-tax gain, or $.07 per diluted share, from the sale of another competitor's stock also acquired on the open market. While these stock sales had a positive impact on earnings in those periods, the size of the 2004 stock sale masks the strong period over period improvement in earnings -- excluding the profit from these two stock transactions in both periods, earnings would have been up 17% for the 2005 year compared to 2004.

         During the fourth quarter, the Aaron's Sales & Lease Ownership division opened 24 new Company-operated stores, 19 new franchised stores, and one RIMCO store. In addition, during the quarter the Company acquired nine stores from three different franchisees. The Company also acquired 19 stores in the fourth quarter from an independent rental operator, seven of which were merged into existing Aaron's Company-operated stores, seven were opened as new Company-operated stores, and another five were sold to franchisees. During the quarter the Company also purchased the accounts of three other third party stores.

         For the 2005 year, the Company and its franchisees added a net of 167 sales and lease ownership stores, a 16% increase for the year in store count, including, in addition to acquisitions, the opening of 75 new Company-operated stores and 71 new franchised stores.

         During the fourth quarter and fiscal year the Company awarded area development agreements to open 14 and 64 additional franchised stores, respectively. At the end of December 2005 there were 272 franchise stores awarded that are planned to be opened over the next several years.

         At December 31, 2005 the Company had 1,198 stores open, of which the Aaron's Sales and Lease Ownership division accounted for 739 Company-operated stores, 392 franchise stores, and nine RIMCO stores. The Company also had 58 rent-to-rent stores.

         "We expect revenues in the first quarter of 2006 to be in excess of $315 million and diluted earnings per share in the range of $.38 to $.41," Mr. Loudermilk continued. "For the 2006 year we expect Company revenues in excess of $1.3 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.45 to $1.55. We also anticipate that for the foreseeable future we will continue to record very positive quarterly same store revenue growth. We plan to increase our combined Company-operated and franchised store count approximately 15% per annum during the next several years."

         Aaron Rents will hold a conference call to discuss its quarterly and annual financial results on Thursday, February 23, 2006, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

         Aaron Rents, Inc., based in Atlanta, currently has more than 1,200 Company-operated and franchised stores in 46 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.

                       AARON RENTS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)

                                      Three Months Ended            Twelve Months Ended
                                         December 31,                  December 31,
                                  ---------------------------   ---------------------------
                                      2005           2004           2005           2004
                                  ------------   ------------   ------------   ------------
                                   (Unaudited)                   (Unaudited)
Revenues:
  Rentals and Fees                $    218,440   $    177,974   $    845,162   $    694,293
  Retail Sales                          14,567         13,559         58,366         56,259
  Non-Retail Sales                      54,130         42,172        185,622        160,774
  Franchise Royalties and Fees           7,598          6,999         29,474         25,093
  Other                                  1,417          1,349          6,881         10,061
     Total                             296,152        242,053      1,125,505        946,480

Costs and Expenses:
  Retail Cost of Sales                   9,977          9,222         39,054         39,380
  Non-Retail Cost of Sales              50,446         38,940        172,807        149,207
  Operating Expenses                   129,922        106,902        507,158        414,518
  Depreciation of Rental
      Merchandise                       79,399         64,079        305,630        253,456
  Interest                               2,839          1,589          8,519          5,413
     Total                             272,583        220,732      1,033,168        861,974

Earnings Before Taxes                   23,569         21,321         92,337         84,506

Income Taxes                             8,961          7,554         34,344         31,890

Net Earnings                      $     14,608   $     13,767   $     57,993   $     52,616

Earnings Per Share                $        .29   $        .28   $       1.16   $       1.06

Earnings Per Share
  Assuming Dilution               $        .29   $        .27   $       1.14   $       1.04

Weighted Average
  Shares Outstanding                    49,961         49,738         49,846         49,602

Weighted Average
  Shares Outstanding
  Assuming Dilution                     50,836         50,798         50,805         50,575

                           SELECTED BALANCE SHEET DATA
                                 (In Thousands)

                                 December 31,    December 31,
                                    2005            2004
                                -------------   -------------
                                 (Unaudited)

Cash                            $       6,973   $       5,865
Accounts Receivable                    42,812          32,736
Rental Merchandise, Net               550,932         425,567
Property, Plant and
  Equipment, Net                      133,759         111,118
Other Assets, Net                     122,569         125,002
Total Assets                          857,045         700,288

Bank Debt                              91,336          45,528
Senior Notes                          100,000          50,000
Total Liabilities                     422,574         325,110
Shareholders' Equity            $     434,471   $     375,178